EXHIBIT 99.1

Stock Yards Bancorp Reports Record First Quarter Earnings of $33.3 Million or $1.13 Per Diluted Share

Highlighted By Strong Loan Growth

LOUISVILLE, Ky., April 23, 2025 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported record earnings of $33.3 million, or $1.13 per diluted share, for the first quarter ended March 31, 2025. This compares to net income of $25.9 million, or $0.88 per diluted share, for the first quarter of 2024. Continued strong loan growth contributed to solid first quarter 2025 operating results.

(dollar amounts in thousands, except per share data)	1Q25	4Q24	1Q24
Net income	$33,271	$31,694	$25,887
Net income per share, diluted	1.13	1.07	0.88

Net interest income	$70,552	$69,969	$60,070
Provision for credit losses(1)	900	2,675	1,425
Non-interest income	22,996	23,507	23,271
Non-interest expenses	51,027	51,657	48,961

Net interest margin	3.46%	3.44%	3.20%
Efficiency ratio(2)	54.50%	55.21%	58.68%
Tangible common equity to tangible assets(3)	8.72%	8.44%	8.36%
Annualized return on average assets(4)	1.52%	1.45%	1.28%
Annualized return on average equity(4)	14.14%	13.45%	12.09%

“We started off the year strong, delivering record first quarter earnings highlighted by strong loan growth,” commented James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “In addition to record earnings, the highlight of the quarter was total loans increasing a record $797 million, or 14%, over the last 12 months, with $126 million of growth generated during the first quarter. We experienced growth within nearly every loan category and across all markets, representing our best first quarter of net loan growth when adjusted for acquisition-related activity and our second best first quarter of loan production. Additionally, credit quality metrics remain strong and improved from the prior quarter end. While we have a lot of positive momentum to be excited about, the uncertainty in the marketplace with respect to possible tariffs and the global economy could have an impact on our business customers, and we anticipate growth to moderate.”

“Non-interest revenue contributed to our solid operating results for the first quarter of 2025,” Hillebrand continued. “We are encouraged by the 3% increase in WM&T income compared to the linked quarter, as recent key hires are contributing to production and were able to overcome a significant equity market decline. We are excited about the opportunities our WM&T group has going forward as recent hires continue to establish themselves. Treasury management fees continued to benefit from our growing customer base. In addition, mortgage, brokerage and card income all posted meaningful contributions.”

“We continue to expand our deposit base, which grew $685 million, or 10% over the past 12 months, led mainly by a successful time deposit campaign during the first quarter. Organic growth remains our primary focus while improving our overall funding position. First quarter net interest margin expanded 26 basis points compared to the prior year quarter and two basis points on the linked quarter, boosted by strong loan growth, higher interest earning asset yields in part due to a payoff of a significant non-accrual relationship, and a reduction in our cost of funds,” said Hillebrand.

As of March 31, 2025, the Company had $9.00 billion in assets, $6.65 billion in loans and $7.29 billion in total deposits. The Company’s combined enterprise, which encompasses 73 branch offices across three contiguous states, will continue to benefit from a diversified geographic and economic footprint, including the new Center Grove location that was opened in the Indianapolis MSA at the very end of March.

Key factors contributing to the first quarter of 2025 results included:

  Total loans increased $797 million, or 14%, over the last 12 months, while growing $126 million, or 2%, on the linked quarter. Broad based loan growth during the quarter included increases in all markets for the fourth consecutive quarter. Nearly all loan categories expanded over the last 12 months. Commercial real estate loan growth of $334 million led all categories, benefiting from strong construction-to-permanent financing conversion over the past 12 months. The yield earned on total loans totaled 6.13% for the first quarter of 2025, with yield expansion and increased production driving an 18-basis point increase compared to the same period in 2024.
  Deposit balances expanded $685 million, or 10%, over the last 12 months, with the deposit mix continuing to shift from non-interest bearing and low interest-bearing deposits into higher cost deposits. Non-interest-bearing demand accounts increased $18.2 million, or 1%, while interest-bearing deposits grew $667 million, or 13%, led in large part by time deposit growth. On the linked quarter, total deposits expanded $128 million, or 2%. Non-interest-bearing demand accounts increased $43 million, or 3%, while total interest-bearing deposit accounts increased $84.3 million, or 1%, led by time deposit growth.
  Net interest income increased $10.5 million, or 17%, for the first quarter of 2025 compared to the first quarter a year ago. Net interest margin expanded 26 basis points to 3.46% for the first quarter of 2025 compared to the first quarter a year ago, boosted by the overall growth in interest earning assets and a decline in the cost of funds, marking the second consecutive quarter funding costs have decreased. On the linked quarter, net interest income increased $583,000, or 1%, while net interest margin expanded two basis points. However, adjusted for the impact of the previously mentioned benefit from non-accrual payoff activity, net interest margin was down 1 bp compared to the linked quarter, as the funding mix weighed on net interest income.
  Provision for credit loss expense(1) of $900,000 was recorded for the first quarter of 2025, primarily attributed to strong loan growth and increased specific reserves, which were partially offset by net recoveries and annual CECL model methodology updates. Traditional credit quality statistics remained strong at quarter-end.
  Non-interest income declined $275,000, or 1%, over the first quarter of 2024. Wealth Management & Trust (WM&T) income decreased $124,000, or 1%, to $10.6 million, as otherwise solid performance was muted by significant equity market declines. Treasury management fees grew $48,000, or 2%, over the last 12 months to $2.7 million. Card income decreased $174,000, or 4% over the first quarter of 2024, as a result of lower transaction volume.
  Total non-interest expenses increased $2.1 million, or 4%, during the first quarter of 2025 compared to the first quarter of 2024, and decreased $630,000, or 1%, on the linked quarter.
  Tangible common equity per share(3) was $26.01 on March 31, 2025, compared to $24.82 on December 31, 2024, and $22.50 on March 31, 2024.

Hillebrand concluded, “In April 2025, we were named to the Stephens Art Collector 2025 List. This report from Stephens looks at companies that are well-positioned over the next five-plus years to generate strong returns for shareholders over the long-term, and Stock Yards was one of only five banks named to the list. In addition, in March 2025, S&P Global Market Intelligence once again recognized Stock Yards as one of the Top 50 Best Performing Community Banks with total assets between $3 and $10 billion at the end of 2024. The rankings assess the performance of banking institutions based on returns, growth and funding, while placing a premium on balance sheet strength and risk profile. This recognition reflects the dedication and commitment of our employees and our high-level of service to the communities we operate in.”

Results of Operations – First Quarter 2025, Compared with First Quarter 2024

Net interest income, the Company’s largest source of revenue, increased by $10.5 million, or 17%, to $70.6 million. Strong organic loan growth and correlating interest income expansion contributed to significant net interest income expansion.

  Total interest income increased by $14.6 million, or 15%, to $111.2 million.
    Interest income and fees on loans increased $13.8 million, or 16%, over the prior year quarter. Consistent with the $788 million, or 14%, increase in average loans and interest rate expansion, the average quarterly yield earned on loans increased 18 basis points over the past 12 months to 6.13%. Approximately $628,000 in additional interest was collected in the first quarter of 2025 primarily related to a large loan recovery that was placed on non-accrual and partially charged off in late 2023, which provided approximately 4 bps of benefit to loan yields for the first quarter of 2025, largely offsetting the impact of the rate reductions enacted by the Federal Reserve in the latter part of 2024.
    Interest income on securities increased $846,000, or 10%, compared to the first quarter of 2024. While average securities balances declined $122 million, or 8%, over the past 12 months, the rate earned on securities improved 44 basis points to 2.51%, as a result of lower-yielding investment maturities. Over the past 12 months, cash flows from investment portfolio maturities and amortization have been utilized to fund loan growth and provide liquidity in lieu of redeployment into the portfolio.
    Average overnight funds increased $26 million for the first quarter of 2025 compared to the year ago quarter. However, corresponding interest income decreased $95,000, or 5%, over the prior year quarter due to the previously mentioned rate reductions enacted by the Federal Reserve.
  Total interest expense increased $4.1 million, or 11%, to $40.6 million, but the cost of interest-bearing liabilities decreased two basis points to 2.63%.
    Interest expense on deposits increased $2.7 million, or 9% over the past 12 months, attributed entirely to the time deposit category and consistent with the successful CD promotion run during the first quarter of 2025. However, the overall cost of interest-bearing deposits decreased to 2.51% in the first quarter of 2025 from 2.53% in the first quarter of 2024, due largely to the previously mentioned rate reductions enacted by the Federal Reserve.
    The Bank relied more on overnight and long-term fixed FHLB advances during the first quarter of 2025. Average FHLB advance balances grew $192 million, or 70%, resulting in additional FHLB expense of $1.7 million compared to the first quarter of 2024, with the cost of funds declining 27 basis points to 4.12% over the same period.

The Company recorded provision for credit losses on loans expense(1) of $900,000 for the first quarter of 2025, consistent with strong loan growth and increased specific reserves, which were partially offset by $971,000 in net recoveries and annual CECL model methodology updates. No provision for credit losses on off balance sheet exposures was recorded for the first quarter of 2025 due to relatively flat utilization trends. For the first quarter of 2024, the Company recorded $1.2 million in provision for credit losses on loans and $250,000 in provision for credit losses on off balance sheet exposures associated with Construction & Land Development and Commercial & Industrial (C&I) lines of credit expansion.

Non-interest income decreased $275,000, or 1%, to $23.0 million compared to the first quarter of 2024.

  WM&T income ended the first quarter of 2025 at $10.6 million, decreasing $124,000, or 1%, over the first quarter of 2024, as positive business activity was offset by significant equity market declines. Assets under management contracted $692 million, or 9%, compared to the first quarter of 2024.
  Compared to the first quarter of 2024, treasury management fees increased $48,000, or 2%, to $2.7 million. Consistent treasury management growth has been driven by strong organic growth, modified fee schedules and new product sales.
  Card income declined $174,000, or 4% as a result of lower transaction volumes.
  Brokerage income grew $145,000, or 17%, ending at a record $1.0 million, attributed to the addition of a new broker and the benefit of portfolios shifting to more wrap fee-based business.

Non-interest expenses increased by $2.1 million, or 4%, compared to the first quarter of 2024, to $51.0 million.

  Compensation expense increased $1.7 million, or 7%, compared to the first quarter of 2024, consistent with merit-based increases and full-time equivalent employee expansion. Employee benefits decreased $91,000, or 2%, compared to the first quarter of 2024, as lower health insurance expense more than offset increases in 401(k) matching expense and payroll tax expenses.
  Net occupancy and equipment expenses increased $453,000, or 12%, over the first quarter of 2024, as the current period included expenses related to increased snow removal associated with severe weather events, rent, and depreciation expense.
  Marketing and business development expense increased $440,000, or 41%, compared to the first quarter of 2024. The quarter over prior year quarter increase relates to elevated advertising expense tied primarily to time deposit product promotions.
  Other non-interest expenses declined $157,000, or 6%, compared to the first quarter of 2024, primarily due to significant declines in check and card losses in addition to the benefit of modifications made to the corporate credit card rewards program.

Financial Condition – March 31, 2025, Compared with March 31, 2024

Total assets increased $874 million, or 11%, year over year to $9.00 billion.

Total loans increased $797 million, or 14%, to $6.65 billion, with growth spread across nearly all categories and markets. Total line of credit usage ended at 46% as of March 31, 2025, compared to 39% as of March 31, 2024. C&I line of credit usage expanded to 34% as of period end, representing the highest level of utilization since 2020, however still well below pre-pandemic levels.

Total investment securities decreased $132 million, or 10%, year over year. Over the past 12 months, cash flows from the investment portfolio have been utilized to fund loan growth and provide liquidity in lieu of redeployment.

Total deposits increased $685 million, or 10%, over the past 12 months, with the deposit mix continuing to shift from non-interest bearing and low interest-bearing deposits into higher cost deposits. Non-interest-bearing demand accounts increased $18 million, or 1%, however, average non-interest bearing demand accounts declined $75 million, or 5%. Total interest-bearing deposits grew $667 million, or 13%, led primarily by time deposit growth, and average total interest-bearing deposit accounts increased $536 million, or 11% over the past 12 months.

Non-performing loans totaled $16 million, or 0.24% of total loans outstanding on March 31, 2025, compared to $14 million, or 0.24% of total loans outstanding on March 31, 2024. The ratio of allowance for credit losses to loans ended at 1.34% on March 31, 2025, compared to 1.38% on March 31, 2024.

As of March 31, 2025, the Company continued to be “well-capitalized,” the highest regulatory capital rating for financial institutions, with all capital ratios experiencing meaningful growth. Total equity to assets(3) was 10.84% and the tangible common equity ratio(3) was 8.72% on March 31, 2025, compared to 10.77% and 8.36% on March 31, 2024, respectively.

In February 2025, the board of directors declared a quarterly cash dividend of $0.31 per common share. The dividend was paid April 1, 2025, to shareholders of record as of March 17, 2025.

No shares have been purchased since 2020, and approximately 741,000 shares remain eligible for repurchase under the current buy-back plan, which expires in May 2025.

Results of Operations – First Quarter 2025, Compared with Fourth Quarter 2024

Net interest margin expanded two basis points on the linked quarter to 3.46%, boosted by strong loan growth, higher interest earning asset yields and a decline in cost of funds.

Net interest income increased $583,000, or 1%, over the prior quarter to $70.6 million. Net interest income and net interest margin benefitted from $628,000 in additional interest collected primarily related to one large loan that was placed on non-accrual and partially charged off in late 2023.

  Total interest income increased $858,000, or 1%.
    Interest income on loans, including fees, increased $1.8 million, or 2%. Average loans increased $216 million, or 3%, and the corresponding yield earned expanded three basis points to 6.13%. Excluding the impact of the non-accrual payoff noted above, total loan yields would have experienced a slight contraction during the first quarter of 2025, due in part to the impact of the Federal Reserve Board’s 25 basis point interest rate cut enacted in December 2024.
  Total interest expense increased $275,000, or 1%.
    Interest expense on deposits, which decreased $1.5 million, or 4%, was more than offset by the increase in utilization of FHLB borrowings. However, maturities within the investment portfolio and the success of current CD promotions helped to eliminate the need for overnight borrowings by period end.

During the first quarter of 2025, the Company recorded $900,000 in provision for credit losses(1). During the fourth quarter of 2024, the Company recorded $2.2 million in provision for credit losses on loans and $450,000 of provision for credit losses on off-balance sheet exposures.

Non-interest income decreased $511,000, or 2%, on the linked quarter, to $23.0 million. WM&T income increased $301,000, or 3%, as tax fees and estate fees collected were able to overcome a significant equity market decline.

Non-interest expenses decreased $630,000, or 1% on the linked quarter to $51.0 million, due to decreases in compensation expense and marketing and business development expenses.

Financial Condition – March 31, 2025, Compared with December 31, 2024

Total assets increased $134 million, or 2%, on the linked quarter to $9.00 billion.

Total loans expanded $126 million, or 2%, on the linked quarter, led by increases in nearly every loan category. The Construction and Land Development segment led the growth, increasing $56 million, or 9%, on the linked quarter. Total line of credit usage was unchanged at 46% as of March 31, 2025, and at December 31, 2024. C&I line of credit usage totaled 34% as of March 31, 2025, unchanged from December 31, 2024.

Total deposits increased $128 million, or 2%, on the linked quarter. Non-interest-bearing demand accounts increased $43 million, or 3%, while total interest-bearing deposit accounts increased $84 million, or 1%.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $9.00 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The Nasdaq Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its banking subsidiary operates; competition for the Company’s customers from other providers of financial services; changes in, or forecasts of, future political and economic conditions, inflation and efforts to control it; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2024, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Contact:	T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2025 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended
	March 31,
Income Statement Data	2025	2024

Net interest income, fully tax equivalent (5)	$ 70,636	$ 60,167
Interest income:
Loans	$ 99,600	$ 85,840
Federal funds sold and interest bearing due from banks	2,001	2,096
Mortgage loans held for sale	77	31
Federal Home Loan Bank stock	532	468
Investment securities	8,956	8,110
Total interest income	111,166	96,545
Interest expense:
Deposits	34,581	31,866
Securities sold under agreements to repurchase	814	931
Federal funds purchased	70	136
Federal Home Loan Bank advances	4,741	2,997
Subordinated debentures	408	545
Total interest expense	40,614	36,475
Net interest income	70,552	60,070
Provision for credit losses (1)	900	1,425
Net interest income after provision for credit losses	69,652	58,645
Non-interest income:
Wealth management and trust services	10,647	10,771
Deposit service charges	2,079	2,136
Debit and credit card income	4,508	4,682
Treasury management fees	2,673	2,625
Mortgage banking income	917	948
Net investment product sales commissions and fees	1,010	865
Bank owned life insurance	622	588
Other	540	656
Total non-interest income	22,996	23,271
Non-interest expenses:
Compensation	25,932	24,221
Employee benefits	5,785	5,876
Net occupancy and equipment	4,123	3,670
Technology and communication	4,828	5,069
Debit and credit card processing	1,819	1,746
Marketing and business development	1,515	1,075
Postage, printing and supplies	969	926
Legal and professional	907	1,115
FDIC insurance	1,223	1,112
Capital and deposit based taxes	700	630
Intangible amortization	914	1,052
Other	2,312	2,469
Total non-interest expenses	51,027	48,961
Income before income tax expense	41,621	32,955
Income tax expense	8,350	7,068
Net income	$ 33,271	$ 25,887

Net income per share - Basic	$ 1.13	$ 0.89
Net income per share - Diluted	1.13	0.88
Cash dividend declared per share	0.31	0.30

Weighted average shares - Basic	29,349	29,250
Weighted average shares - Diluted	29,501	29,361

	March 31,
Balance Sheet Data	2025	2024

Investment securities	$ 1,246,690	$ 1,379,212
Loans	6,646,360	5,849,715
Allowance for credit losses on loans	88,814	80,897
Total assets	8,997,478	8,123,128
Non-interest bearing deposits	1,499,383	1,481,217
Interest bearing deposits	5,794,583	5,127,863
Federal Home Loan Bank advances	300,000	200,000
Accumulated other comprehensive loss	(79,840)	(95,054)
Stockholders' equity	975,473	874,711

Total shares outstanding	29,469	29,393
Book value per share (3)	$ 33.10	$ 29.76
Tangible common equity per share (3)	26.01	22.50
Market value per share	69.06	48.91

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2025 Earnings Release

	Three Months Ended
	March 31,
Average Balance Sheet Data	2025	2024

Federal funds sold and interest bearing due from banks	$ 180,439	$ 153,990
Mortgage loans held for sale	5,732	4,629
Investment securities	1,455,926	1,578,401
Federal Home Loan Bank stock	30,838	21,121
Loans	6,597,388	5,808,924
Total interest earning assets	8,270,323	7,567,065
Total assets	8,893,907	8,153,364
Non-interest bearing deposits	1,426,088	1,500,602
Interest bearing deposits	5,594,740	5,058,743
Total deposits	7,020,828	6,559,345
Securities sold under agreements to repurchase	158,985	164,979
Federal funds purchased	6,514	10,161
Federal Home Loan Bank advances	466,667	274,451
Subordinated debentures	26,806	26,794
Total interest bearing liabilities	6,253,712	5,535,128
Accumulated other comprehensive loss	(86,622)	(106,763)
Total stockholders' equity	954,040	861,029

Performance Ratios
Annualized return on average assets (4)	1.52%	1.28%
Annualized return on average equity (4)	14.14%	12.09%
Net interest margin, fully tax equivalent	3.46%	3.20%
Non-interest income to total revenue, fully tax equivalent	24.56%	27.89%
Efficiency ratio, fully tax equivalent (2)	54.50%	58.68%

Capital Ratios
Total stockholders' equity to total assets (3)	10.84%	10.77%
Tangible common equity to tangible assets (3)	8.72%	8.36%
Average stockholders' equity to average assets	10.73%	10.56%
Total risk-based capital	12.85%	12.69%
Common equity tier 1 risk-based capital	11.25%	11.11%
Tier 1 risk-based capital	11.60%	11.49%
Leverage	9.98%	9.82%

Loan Segmentation
Commercial real estate - non-owner occupied	$ 1,870,352	$ 1,609,483
Commercial real estate - owner occupied	1,004,774	931,973
Commercial and industrial	1,463,746	1,293,696
Residential real estate - owner occupied	813,823	723,234
Residential real estate - non-owner occupied	381,429	360,958
Construction and land development	679,345	532,183
Home equity lines of credit	252,125	212,443
Consumer	140,009	145,022
Leases	14,460	16,619
Credit cards	26,297	24,104
Total loans and leases	$ 6,646,360	$ 5,849,715

Deposit Segmentation
Interest bearing demand	$ 2,545,858	$ 2,414,118
Savings	429,171	436,501
Money market	1,343,031	1,241,822
Time deposits	1,476,523	1,035,422
Non-Interest bearing deposits	1,499,383	1,481,217
Total deposits	$ 7,293,966	$ 6,609,080

Asset Quality Data
Non-accrual loans	$ 15,865	$ 13,984
Modifications to borrowers experiencing financial difficulty	-	-
Loans past due 90 days or more and still accruing	283	106
Total non-performing loans	16,148	14,090
Other real estate owned	85	10
Total non-performing assets	$ 16,233	$ 14,100
Non-performing loans to total loans	0.24%	0.24%
Non-performing assets to total assets	0.18%	0.17%
Allowance for credit losses on loans to total loans	1.34%	1.38%
Allowance for credit losses on loans to average loans	1.35%	1.39%
Allowance for credit losses on loans to non-performing loans	550%	574%
Net (charge-offs) recoveries	$ 971	$ 348
Net (charge-offs) recoveries to average loans (6)	0.01%	0.01%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2025 Earnings Release

	Quarterly Comparison
Income Statement Data	3-31-25	12-31-24	9-30-24	6-30-24	3-31-24

Net interest income, fully tax equivalent (5)	$ 70,636	$ 70,057	$ 65,064	$ 62,113	$ 60,167
Net interest income	$ 70,552	$ 69,969	$ 64,979	$ 62,022	$ 60,070
Provision for credit losses (1)	900	2,675	4,325	1,300	1,425
Net interest income after provision for credit losses	69,652	67,294	60,654	60,722	58,645
Non-interest income:
Wealth management and trust services	10,647	10,346	10,931	10,795	10,771
Deposit service charges	2,079	2,276	2,314	2,180	2,136
Debit and credit card income	4,508	5,394	5,083	4,923	4,682
Treasury management fees	2,673	2,675	2,939	2,825	2,625
Mortgage banking income	917	781	1,112	1,017	948
Net investment product sales commissions and fees	1,010	991	915	800	865
Bank owned life insurance	622	626	634	595	588
Gain (loss) on sale of premises and equipment	-	(61)	(59)	20	-
Other	540	479	928	500	656
Total non-interest income	22,996	23,507	24,797	23,655	23,271
Non-interest expenses:
Compensation	25,932	26,453	25,534	24,634	24,221
Employee benefits	5,785	4,677	4,629	5,086	5,876
Net occupancy and equipment	4,123	3,929	3,775	3,819	3,670
Technology and communication	4,828	4,744	4,500	4,894	5,069
Debit and credit card processing	1,819	1,860	1,845	1,811	1,746
Marketing and business development	1,515	2,815	1,438	1,596	1,075
Postage, printing and supplies	969	905	901	913	926
Legal and professional	907	843	968	1,185	1,115
FDIC insurance	1,223	1,171	1,095	1,161	1,112
Capital and deposit based taxes	700	653	825	673	630
Intangible amortization	914	1,330	1,052	1,051	1,052
Other	2,312	2,277	1,890	2,286	2,469
Total non-interest expenses	51,027	51,657	48,452	49,109	48,961
Income before income tax expense	41,621	39,144	36,999	35,268	32,955
Income tax expense	8,350	7,450	7,639	7,670	7,068
Net income	$ 33,271	$ 31,694	$ 29,360	$ 27,598	$ 25,887

Net income per share - Basic	$ 1.13	$ 1.08	$ 1.00	$ 0.94	$ 0.89
Net income per share - Diluted	1.13	1.07	1.00	0.94	0.88
Cash dividend declared per share	0.31	0.31	0.31	0.30	0.30

Weighted average shares - Basic	29,349	29,319	29,299	29,283	29,250
Weighted average shares - Diluted	29,501	29,493	29,445	29,383	29,361

	Quarterly Comparison
Balance Sheet Data	3-31-25	12-31-24	9-30-24	6-30-24	3-31-24

Cash and due from banks	$ 110,156	$ 78,925	$ 108,825	$ 85,441	$ 71,676
Federal funds sold and interest bearing due from banks	293,580	212,095	144,241	118,910	88,547
Mortgage loans held for sale	7,797	6,286	4,822	6,438	6,462
Investment securities	1,246,690	1,360,285	1,236,744	1,342,354	1,379,212
Federal Home Loan Bank stock	29,315	21,603	29,419	31,462	24,675
Loans	6,646,360	6,520,402	6,278,133	6,070,963	5,849,715
Allowance for credit losses on loans	88,814	86,943	85,343	82,155	80,897
Goodwill	194,074	194,074	194,074	194,074	194,074
Total assets	8,997,478	8,863,419	8,437,280	8,315,325	8,123,128
Non-interest bearing deposits	1,499,383	1,456,138	1,508,203	1,482,514	1,481,217
Interest bearing deposits	5,794,583	5,710,263	5,217,870	5,086,724	5,127,863
Securities sold under agreements to repurchase	151,424	162,967	149,852	152,948	162,528
Federal funds purchased	6,540	6,525	6,442	10,029	9,961
Federal Home Loan Bank advances	300,000	300,000	325,000	400,000	200,000
Subordinated debentures	26,806	26,806	26,806	26,806	26,806
Accumulated other comprehensive income loss	(79,840)	(91,151)	(75,273)	(94,980)	(95,054)
Stockholders' equity	975,473	940,476	934,094	894,535	874,711

Total shares outstanding	29,469	29,431	29,414	29,388	29,393
Book value per share (3)	$ 33.10	$ 31.96	$ 31.76	$ 30.44	$ 29.76
Tangible common equity per share (3)	26.01	24.82	24.58	23.22	22.50
Market value per share	69.09	71.61	61.99	49.67	48.91

Capital Ratios
Total stockholders' equity to total assets (3)	10.84%	10.61%	11.07%	10.76%	10.77%
Tangible common equity to tangible assets (3)	8.72%	8.44%	8.79%	8.42%	8.36%
Average stockholders' equity to average assets	10.73%	10.76%	10.86%	10.65%	10.56%
Total risk-based capital	12.85%	12.73%	12.73%	12.62%	12.69%
Common equity tier 1 risk-based capital	11.25%	11.17%	11.16%	11.07%	11.11%
Tier 1 risk-based capital	11.60%	11.52%	11.52%	11.43%	11.49%
Leverage	9.98%	9.94%	10.05%	9.95%	9.82%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2025 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	3-31-25	12-31-24	9-30-24	6-30-24	3-31-24

Federal funds sold and interest bearing due from banks	$ 180,439	$ 251,209	$ 148,818	$ 158,512	$ 153,990
Mortgage loans held for sale	5,732	6,335	4,862	6,204	4,629
Investment securities	1,455,926	1,436,748	1,424,815	1,491,865	1,578,401
Federal Home Loan Bank stock	30,838	23,475	31,193	29,735	21,121
Loans	6,597,388	6,381,869	6,174,309	5,973,801	5,808,924
Total interest earning assets	8,270,323	8,099,636	7,783,997	7,660,117	7,567,065
Total assets	8,893,907	8,718,416	8,384,605	8,246,735	8,153,364
Non-interest bearing deposits	1,426,088	1,492,624	1,510,515	1,515,708	1,500,602
Interest bearing deposits	5,594,740	5,531,441	5,047,771	4,971,804	5,058,743
Total deposits	7,020,828	7,024,065	6,558,286	6,487,512	6,559,345
Securities sold under agreement to repurchase	158,985	148,414	156,865	147,327	164,979
Federal funds purchased	6,514	6,508	8,480	10,127	10,161
Federal Home Loan Bank advances	466,667	300,000	461,141	441,484	274,451
Subordinated debentures	26,806	26,806	26,806	26,806	26,794
Total interest bearing liabilities	6,253,712	6,013,169	5,701,063	5,597,548	5,535,128
Accumulated other comprehensive loss	(86,622)	(81,585)	(88,362)	(99,640)	(95,747)
Total stockholders' equity	954,040	937,782	910,274	878,233	861,029

Performance Ratios
Annualized return on average assets (4)	1.52%	1.45%	1.39%	1.35%	1.28%
Annualized return on average equity (4)	14.14%	13.45%	12.83%	12.64%	12.09%
Net interest margin, fully tax equivalent	3.46%	3.44%	3.33%	3.26%	3.20%
Non-interest income to total revenue, fully tax equivalent	24.56%	25.12%	27.59%	27.58%	27.89%
Efficiency ratio, fully tax equivalent (2)	54.50%	55.21%	53.92%	57.26%	58.68%

Loans Segmentation
Commercial real estate - non-owner occupied	$ 1,870,352	$ 1,835,935	$ 1,686,448	$ 1,652,614	$ 1,609,483
Commercial real estate - owner occupied	1,004,774	1,002,853	949,538	943,013	931,973
Commercial and industrial	1,463,746	1,438,654	1,379,293	1,356,970	1,293,696
Residential real estate - owner occupied	813,823	805,080	783,337	749,870	723,234
Residential real estate - non-owner occupied	381,429	382,744	381,051	365,846	360,958
Construction and land development	679,345	623,005	674,918	586,820	532,183
Home equity lines of credit	252,125	247,433	236,819	223,304	212,443
Consumer	140,009	144,644	143,684	151,221	145,022
Leases	14,460	15,514	16,760	17,258	16,619
Credit cards	26,297	24,540	26,285	24,047	24,104
Total loans and leases	$ 6,646,360	$ 6,520,402	$ 6,278,133	$ 6,070,963	$ 5,849,715

Deposit Segmentation
Interest bearing demand	$ 2,545,858	$ 2,649,142	$ 2,361,192	$ 2,422,828	$ 2,414,118
Savings	429,171	419,355	420,772	429,095	436,501
Money market	1,343,031	1,403,978	1,259,484	1,177,995	1,241,822
Time deposits	1,476,523	1,237,788	1,176,422	1,056,806	1,035,422
Non-Interest bearing deposits	1,499,383	1,456,138	1,508,203	1,482,514	1,481,217
Total deposits	$ 7,293,966	$ 7,166,401	$ 6,726,073	$ 6,569,238	$ 6,609,080

Asset Quality Data
Non-accrual loans	$ 15,865	$ 21,727	$ 16,288	$ 17,371	$ 13,984
Modifications to borrowers experiencing financial difficulty	-	-	-	-	-
Loans past due 90 days or more and still accruing	283	487	870	186	106
Total non-performing loans	16,148	22,214	17,158	17,557	14,090
Other real estate owned	85	10	10	10	10
Total non-performing assets	$ 16,233	$ 22,224	$ 17,168	$ 17,567	$ 14,100
Non-performing loans to total loans	0.24%	0.34%	0.27%	0.29%	0.24%
Non-performing assets to total assets	0.18%	0.25%	0.20%	0.21%	0.17%
Allowance for credit losses on loans to total loans	1.34%	1.33%	1.36%	1.35%	1.38%
Allowance for credit losses on loans to average loans	1.35%	1.36%	1.38%	1.38%	1.39%
Allowance for credit losses on loans to non-performing loans	550%	391%	497%	468%	574%
Net (charge-offs) recoveries	$ 971	$ (625)	$ (1,137)	$ 183	$ 348
Net (charge-offs) recoveries to average loans (6)	0.01%	-0.01%	-0.02%	0.00%	0.01%

Other Information
Total WM&T assets under management (in millions)	$ 6,804	$ 7,066	$ 7,317	$ 7,479	$ 7,496
Full-time equivalent employees	1,089	1,080	1,068	1,051	1,062

(1) - Detail of Provision for credit losses follows:
	Quarterly Comparison
(in thousands)	3-31-25	12-31-24	9-30-24	6-30-24	3-31-24
Provision for credit losses - loans	$ 900	$ 2,225	$ 4,325	$ 1,075	$ 1,175
Provision for credit losses - off balance sheet exposures	-	450	-	225	250
Total provision for credit losses	$ 900	$ 2,675	$ 4,325	$ 1,300	$ 1,425

(2) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income.
	Quarterly Comparison
(Dollars in thousands)	3-31-25	12-31-24	9-30-24	6-30-24	3-31-24
Total non-interest expenses (a)	$ 51,027	$ 51,657	$ 48,452	$ 49,109	$ 48,961

Total net interest income, fully tax equivalent	$ 70,636	$ 70,057	$ 65,064	$ 62,113	$ 60,167
Total non-interest income	22,996	23,507	24,797	23,655	23,271
Total revenue - Non-GAAP (b)	93,632	93,564	89,861	85,768	83,438

Efficiency ratio - Non-GAAP (a/b)	54.50%	55.21%	53.92%	57.26%	58.68%

(3) - The following table provides a reconciliation of total stockholders’ equity in accordance with GAAP to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
(In thousands, except per share data)	3-31-25	12-31-24	9-30-24	6-30-24	3-31-24
Total stockholders' equity - GAAP (a)	$ 975,473	$ 940,476	$ 934,094	$ 894,535	$ 874,711
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(14,904)	(15,818)	(17,149)	(18,201)	(19,252)
Tangible common equity - Non-GAAP (c)	$ 766,495	$ 730,584	$ 722,871	$ 682,260	$ 661,385

Total assets - GAAP (b)	$ 8,997,478	$ 8,863,419	$ 8,437,280	$ 8,315,325	$ 8,123,128
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(14,904)	(15,818)	(17,149)	(18,201)	(19,252)
Tangible assets - Non-GAAP (d)	$ 8,788,500	$ 8,653,527	$ 8,226,057	$ 8,103,050	$ 7,909,802

Total stockholders' equity to total assets - GAAP (a/b)	10.84%	10.61%	11.07%	10.76%	10.77%
Tangible common equity to tangible assets - Non-GAAP (c/d)	8.72%	8.44%	8.79%	8.42%	8.36%

Total shares outstanding (e)	29,469	29,431	29,414	29,388	29,393

Book value per share - GAAP (a/e)	$ 33.10	$ 31.96	$ 31.76	$ 30.44	$ 29.76
Tangible common equity per share - Non-GAAP (c/e)	26.01	24.82	24.58	23.22	22.50

(4) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity.

(5) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income. Interest income, yields and ratios on a FTE basis are considered non-GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a federal corporate income tax rate of 21%.

(6) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.